As filed with the U.S. Securities and Exchange Commission on June 23, 2025.

Registration No. 333-287391

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 3
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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K-TECH SOLUTIONS COMPANY LIMITED
(Exact Name of Registrant as Specified in its Charter)

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British Virgin Islands	3944	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Unit A, 7/F, Mai On Industrial Building
17-21 Kung Yip Street, Kwai Chung
New Territories, Hong Kong
+852 2741 3165
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Lawrence Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong Telephone: +1 310 7285129	Anthony N. DeMint, Esq. DeMint Law, PLLC 3753 Howard Hughes Parkway Second Floor, Suite 314 Las Vegas, NV 89169 Telephone: (702) 714-0889 anthony@demintlaw.com

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Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 is being filed solely for the purpose of filing exhibits 4.1 and 23.1 to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 1 to the Registration Statement filed on May 19, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Our amended and restated Memorandum and Articles of Association, which is effective on listing, will empower us to indemnify our directors and officers against certain liabilities they incur by reason of their being a director or officer of our Company.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.3 to this registration statement, we have agreed to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Recent Sales of Unregistered Securities.

We have issued the following securities which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Kwok Yiu Fai	December 20, 2024	6,490,000	10,000 shares in KMT
Kwok Yiu Keung	December 20, 2024	6,490,000	10,000 shares in KMT
Kwok Yiu Wah	December 20, 2024	6,490,000	10,000 shares in KMT

No underwriter or underwriting discount or commission was involved in any of the transactions set forth in Item 7.

Item 8. Exhibits and Financial Statement Schedules.

(a)     Exhibits

The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
2.1*	Share Swap Agreement dated December 20, 2024
3.1*	Memorandum and Articles of Association of the Company currently in effect
3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Company to be adopted
4.1**	Specimen Certificate for the Shares
4.2*	Form of Representative’s Warrants
5.1*	Opinion of Harney Westwood & Riegels regarding the validity of the Shares being registered
5.2*	Opinion of Harney Westwood & Riegels regarding certain BVI matters (included in Exhibit 5.1)
5.3*	Opinion of CLKW Lawyers LLP regarding Hong Kong legal matters
5.4*	Opinion of Beijing Dacheng Law Offices, LLP (Shenzhen) regarding certain PRC legal matters
10.1*	Form of Director Letter between the Company and its independent directors
10.2*	Form of Employment Agreement between the Company and its executive officers
10.3*	Form of Indemnification Agreement
10.4*	Share Incentive Plan
10.5*	Tenancy agreement between Best Mark International Holdings Limited and K-Mark Technology Limited dated March 1, 2023
10.6*	Tenancy agreement between Best Mark International Holdings Limited and K-Mark Technology Limited dated March 1, 2025
10.7*	Banking facilities granted by Standard Chartered Bank (Hong Kong) Limited to K-Mark Technology Limited dated September 11, 2020
10.8*	Banking facilities granted by Standard Chartered Bank (Hong Kong) Limited to K-Mark Technology Limited dated July 1, 2020
10.9*	Banking facilities granted by Standard Chartered Bank (Hong Kong) Limited to K-Mark Technology Limited dated April 27, 2024
10.10*	Acting in Concert Agreement dated December 2, 2024
10.11*	Supply agreement dated January 1, 2025 entered into between K-Mark Technology Limited and Fully Starise Limited
21.1*	List of Subsidiary(ies) of the Company
23.1**	Consent of Audit Alliance LLP
23.2*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)
23.3*	Consent of CLKW Lawyers LLP (included in Exhibit 5.3)

Exhibit No.	Description
23.4*	Consent of Beijing Dacheng Law Offices, LLP (Shenzhen) (included in Exhibit 5.4)
23.5*	Consent of Migo Corporation Limited
24.1*	Power of Attorney (included on the signature page)
99.1*	Code of Business Conduct and Ethics
99.2*	Insider Trading Policy
99.3*	Clawback Policy
99.4*	Audit Committee Charter
99.5*	Nominating Committee Charter
99.6*	Compensation Committee Charter
99.7*	Consent of Ip Hok To
99.8*	Consent of Ho Shing Hei Dodge
99.9*	Consent of Lee Chun Man
99.10*	Representation letter under Item 8.A.4 of Form 20-F
107*	Filing Fee Table

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*        Previously filed

**      Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on June 23, 2025.

K-TECH SOLUTIONS COMPANY LIMITED
By:	/s/ Kwok Yiu Keung
Kwok Yiu Keung
Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Kwok Yiu Keung, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC thereunder, in connection with the registration under the Securities Act of shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the SEC with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement, and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Kwok Yiu Keung	Director, Chief Executive Officer	June 23, 2025
Kwok Yiu Keung	(Principal Executive Officer)
/s/ Kwok Yiu Wah	Chairman, Chief Financial Officer	June 23, 2025
Kwok Yiu Wah	(Principal Accounting and Financial Officer)
/s/ Hui Suk Man	Director, Chief Operating Officer	June 23, 2025
Hui Suk Man
/s/ Kwok Tsz Him	Director	June 23, 2025
Kwok Tsz Him

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE U.S.

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned authorized representative in the United States of America has signed this registration statement on amendment thereto in New York on June 23, 2025.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.